Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the ordinary shares, nominal value NIS 0.03 per share, beneficially owned by each of them, of Perion Network Ltd., a company incorporated in Israel. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D (and any amendments thereto).

Dated: April 21, 2025

Value Base Ltd.

/s/ Ido Nouberger	/s/ Victor Shamrich
Name: Ido Nouberger	Name: Victor Shamrich
Title: CEO	Title: Chairman

Value Base Fund Management Ltd. for Value Base Fund General Partner Ltd., acting as the general partner to Value Base Fund Limited Partnership

/s/ Ido Nouberger*	/s/ Victor Shamrich*
Name: Ido Nouberger	Name: Victor Shamrich
Title: Director	Title: Director

/s/ Ido Nouberger
Ido Nouberger

/s/ Victor Shamrich
Victor Shamrich

* Evidence of signature authority on behalf of Value Base Fund Management Ltd. is attached as Exhibit 2 to this Schedule 13D.